SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

 SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2005

AVAYA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-15951	22-3713430
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 Mount Airy Road
Basking Ridge, NJ	07920
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 953-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 21, 2005, the Board of Directors of Avaya Inc. (the “Company”) determined to accelerate the vesting of certain outstanding stock options exercisable for Avaya common stock.  Based on that action, all stock options outstanding as of July 26, 2005 (the “Effective Date”) having an exercise price equal to or greater than the higher of (i) $13.00 or (ii) 125% of the closing price of a share of Company common stock on the New York Stock Exchange on July 26, 2005, was to fully vest as of the Effective Date.

On July 27, 2005, the Company’s Board of Directors amended its July 21, 2005 resolution.  Through that amendment, all stock options outstanding as of the Effective Date having an exercise price equal to or greater than $13.00 became fully vested as of the Effective Date.

Aside from the acceleration of the vesting date, the terms and conditions of the stock option award agreements governing the underlying stock option grants remain unchanged.

Under Revised Financial Accounting Standards Board Statement No. 123, “Share-Based Payment,” the Company will apply the expense recognition provisions relating to stock options beginning in the Company’s first fiscal quarter of 2006.  As a result of the acceleration described above, the Company expects to reduce the stock option expense it otherwise would be required to record.

Based on the closing price of a share of Company common stock on the New York Stock Exchange on July 26, 2005, without giving effect to the Board amendment described above, approximately 7.1 million outstanding stock options would have had vesting accelerated, reducing stock option expense by approximately $42 million over the next three years on a pre-tax basis.  Based on the Board’s decision to amend its prior resolution, the actual number of outstanding stock options that vested as a result of the acceleration was 10.2 million, resulting in an aggregate reduction in stock option expense of approximately $62 million over the next three years on a pre-tax basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: July 29, 2005	By:	/s/ Garry K. McGuire
		Name:	Garry K. McGuire
		Title:	Chief Financial Officer and Senior Vice President, Corporate Development